Exhibit 99.1

Press Release dated July 13, 2006

Tower Tech Systems Signs Definitive Agreement to Manufacture

34 Large Wind Tower Support Structures for an Affiliate of

Gamesa Eolica

July 13, 2006; Manitowoc, Wisconsin: Tower Tech Holdings, Inc. (OTCBB: TWRT) is pleased to announce that their wholly owned subsidiary, Tower Tech Systems, Inc, has signed a definitive agreement to produce and deliver 34 large Wind Tower Support Structures for APOYOS ESTRUCTURAS METAICAS.S.A. an affiliate of Gamesa Eolica (MCE:GAM.MC) - one of the largest suppliers of wind power systems in the world.

The definitive agreement confirms Gamesa Eolica’s purchase of 34 Wind Tower Support Structures; model G87 -78M from Tower Tech Systems, Inc. with delivery of the first two towers on or before July 31 2006, with two towers to be delivered every week thereafter. The four-section Wind Tower Support Structures are 78 meters when erected. For additional information on Gamesa Eolica visit: www.gamesa.es

Samuel Fairchild, CEO of Tower Tech Holdings, voiced his support for the project, saying; “We are very happy to be working with Gamesa. Gamesa’s professionalism, keen understanding of wind energy economics, and strong commitment to advanced design and quality has encouraged us to become even more productive manufacturers.Our Gamesa relationship promotes a tremendous opportunity for Tower Tech Holdings and its shareholders. We look forward to a long term working relationship with Gamesa, one of the most experienced builders of wind farms in the international market”.

Tower Tech Holdings, Inc (TWRT); Headquartered in Manitowoc, Wisconsin TWRT is dedicated to the exclusive mass-production of large wind tower support structures, wind turbine assemblies and monopiles for the multi-billion dollar wind power industry. Located on a 46 acre peninsula, Tower Tech leases or has options to lease more than 700,000 square feet of heavy manufacturing under roof. Tower Tech Systems believes that it has one of the largest production capacities of any wind tower manufacturer in North America, and its ability to integrate the entire manufacturing process at its facility sets Tower Tech apart from other manufactures in the United States. Tower Tech is currently under a multi-year, preferential manufacturing contract with Vestas Wind Systems of Denmark. For additional information visit the company website at: www.towertechsystems.com or call: Brian Neary at: 800-787-5439

Tower Tech Holdings, Inc

800-787-5439

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like ``believes,'' ``does not believe,'' ``plans,'' ``expects,'' ``intends,'' ``estimates,'' ``anticipates'' and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.